EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into July 3, 2015, and is effective as of July 13, 2015 by and between BriaCell Therapeutics Corp., a Delaware corporation having an address at 8900 Wilshire Blvd., Beverly Hills, CA 90211 (the “Company”), and Markus Lacher, Ph.D. (“Employee”), having an address at 1353 Camino Peral, Unit B, Moraga, CA 94556.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement

(a) Position and Duties. The Company agrees to employ Employee in the position of Senior Director, Research and Development, and Employee shall perform the duties and functions as are normally carried out by a Senior Director, Research and Development of a developer of pharmaceutical or medical products of a size comparable to the Company that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Without limiting the generality of the immediately preceding sentence, Employee’s duties shall include, but shall not be limited to: (i) developing and executing all research and development activities of the Company, including supervision and training of research staff, (ii) securing research grants; (iii) accomplishing the tasks outlined in awarded grants, as applicable; (iv) assisting with setting up policies, procedures, and controls to comply with good laboratory practices; and (v) other administrative duties as assigned by the Company, which could be altered or changed from time to time. Employee shall devote Employee’s best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors of the Company. Employee covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Company’s management and by the Board of Directors. Employee will report to the President and Chief Executive Officer of the Company.

(b) No Conflicting Obligations. Employee represents and warrants to the Company that Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement or that would prohibit Employee, contractually or otherwise, from performing Employee’s duties as Senior Director, Research and Development of the Company as provided in this Agreement.

(c) No Unauthorized Use of Third Party Intellectual Property. Employee represents and warrants that Employee will not use or disclose, in connection with Employee’s employment by the Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title, or interest, except to the extent that the Company holds a valid license or other written permission for such use from the owner(s) thereof. Employee represents and warrants to the Company that Employee has returned all property and confidential information belonging to any prior employer.

2. Compensation

(a) Salary. During the term of this Agreement, the Company shall pay to the Employee an annual salary of One-Hundred Five-Thousand dollars ($105,000) the (“Annual Salary”). Employee’s salary shall be paid in equal semi-monthly installments, consistent with the Company’s regular salary payment practices. Employee’s salary may be adjusted from time to time by the Company without affecting this Agreement.

(b) Bonus Plans. Employee shall be eligible for certain bonus payments based on the successful completion of certain corporate milestones and as agreed upon with management of the Company. Such bonus plans shall be developed on an annual basis and monitored by the Company. Bonus payments shall be made to Employee within sixty (60) days of achievement of milestone. For Employees first year of service, the bonus plan is the following:

(i) Upon establishment of a wet laboratory in the San Francisco Bay Area as defined by the initiation of the first experiment prior to September 1, 2015, a payment of Five Thousand Dollars ($5,000);

(ii) Upon completion of biomarker analysis using microarray and NanoString technology of current patient tumor samples and current lots of vaccine prior to September 15, 2015, a payment of Five Thousand Dollars ($5,000);

(iii) Upon completion of all process development and enhancement studies necessary to support initiation of the Company’s pending clinical trial prior to October 1, 2015, a payment of Five Thousand Dollars ($5,000);

(iv) Upon submission for publication of a peer-reviewed scientific manuscript describing novel scientific findings of the Company prior to January 1, 2016, a payment of Five Thousand Dollars ($5,000).

(c) Expense Reimbursements. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, subject to the Company’s (or a subsidiary’s) policies and procedures in effect from time to time, and provided that Employee submits supporting vouchers.

(d) Benefit Plans. Employee shall be eligible (to the extent Employee qualifies) to participate in any retirement, pension, life, health, accident, and disability insurance, stock option plan, or other similar employee benefit plans which may be adopted by the Company (or any other member of a consolidated group of which the Company is a part) for its executive officers or other employees.

(e) Stock Options. The Company will grant Employee an option to purchase Five Hundred Thousand (500,000) of the Company’s common shares, no par value (die “Option”). The exercise price of the Option will be the last closing price of the Company’s common shares immediately prior to approval of this grant by the Compensation Committee of the Company’s Board of Directors. The Option will vest (and thereby become exercisable) as follows: 1 /48th of the number of shares will vest at the end of each full month of employment. Vesting will depend on Employee’s continued employment with the Company through the applicable vesting date. The unvested portion of the Option shall not be exercisable. The Option will not be transferable by Employee during Employee’s lifetime, except as provided in the Stock Option Agreement.

(f) Vacation; Sick Leave. Employee shall be entitled to three weeks (i.e. 15 business days) of vacation/sick leave without reduction in compensation, during each calendar year. Such vacation/sick leave shall be taken at such time as is consistent with the needs and policies of the Company. All vacation days and sick leave days shall accrue annually based upon days of service. Unused vacation days and sick leave days remaining at the end of the Company’s fiscal year will not be carried over into subsequent fiscal years.

3. Competitive Activities. During the term of Employee’s employment with the Company and for one year thereafter, Employee shall not, for Employee’s own self or any third party, directly or indirectly employ, solicit for employment, or recommend for employment any person employed by the Company. During the term of Employee’s employment, Employee shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company. Employee acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of the Company. Employee has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4. Inventions/Intellectual Property/Proprietary Information

(a) Inventions and Discoveries Belong to the Company. Any and all inventions, discoveries, improvements, or intellectual property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company which Employee may conceive or make while performing services for the Company (“Intellectual Property”) shall be the sole and exclusive property of the Company. Employee hereby irrevocably assigns and transfers to Company all rights, title and interest in and to all Intellectual Property that Employee may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(i) The obligations provided for by this Agreement, except for the requirements as to disclosure in Section 4(b), do not apply to any rights Employee may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee’s own time and (a) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company, or to the actual or demonstrable anticipated research or development activities or plans of the Company, or (b) which does not result from any work performed by Employee for the Company. All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of the Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of the Company, or actual or demonstrably anticipated research or development of the Company; or (3) results from any work performed by the Employee for the Company shall be assigned and is hereby assigned to the Company. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A. If Employee wishes to clarify that something created by Employee prior to Employee’s employment by the Company that relates to the actual or proposed business of the Company is not within the scope of this Agreement, Employee has listed it on Exhibit B in a manner that does not violate any third party rights.

To the extent allowed by law, the rights assigned by Employee to the Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Employee retains any such Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Employee shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by the Company.

Employee agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in the Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents. If the Company is unable after reasonable efforts to secure Employee’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee’s incapacity or any other reason whatsoever, Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Employee acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(b) Disclosure of Inventions and Discoveries. Employee agrees to disclose promptly to the Company all improvements, discoveries, or inventions which Employee may make solely, jointly, or commonly with others. Employee agrees to assign and hereby assigns all right, title and interest in any such improvements, discoveries, inventions, or intellectual property to the Company, where the rights are the property of the Company. This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.

Employee agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company.

(c) Confidential and Proprietary Information. During this employment with the Company, Employee will have access to trade secrets and confidential information of the Company. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Company or any third party, that the Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Employee; (ii) information that was rightfully in Employee’s possession prior to this employment with the Company and was not assigned to the Company or was not disclosed to Employee in Employee’s capacity as an employee or other fiduciary of the Company; or (iii) information disclosed to Employee, after the termination of this employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company and who is not subject to an obligation to keep such information confidential for the benefit of the Company or any third party with whom the Company has a contractual relationship. Employee understands and agrees that all Confidential Information shall be kept confidential by Employee both during and after this employment by the Company. Employee further agrees that Employee will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of this employment with the Company or at any time thereafter, except as required by the Company in the course of this employment.

5. Termination of Employment. Employee understands and agrees that this employment with the Company has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by either party with or without cause upon thirty (30) days advance written notice to the other. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Employee’s employment, the Company shall have no further obligation to Employee by way of compensation or otherwise as expressly provided in this Agreement.

(a) Separation Benefits. Upon termination of Employee’s employment with the Company for any reason, Employee will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Employee’s employment, but Employee will not be entitled to any other compensation, award, or damages with respect to this employment with the Company or termination of this employment.

(b) Release. Any other provision of this Agreement notwithstanding, paragraph (a) of this Section shall not apply unless the Employee (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company in the Employee’s possession.

(c) Continuation of Certain Benefits. In the event of the termination of Employee’s employment for any reason other than Employee’s death, Employee’s benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. If Employee elects to continue Employee’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Employee’s employment with the Company, then the Company shall pay the Employee’s monthly premium under COBRA until the earlier of (i) the expiration of the Employee’s continuation coverage under COBRA, and (ii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

6. Turnover of Property and Documents on Termination. Employee agrees that on or before termination of Employee’s employment with the Company, Employee will return to the Company all equipment and other property belonging to the Company, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Employee’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Employee’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company; and (d) any and all inventions or intellectual property developed by Employee during the course of employment.

7. Arbitration. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between the Company and Employee, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California. Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (“JAMS”). The Company shall pay the arbitrators’ fees and costs. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9. Agreement Read and Understood. Employee acknowledges that Employee has carefully read the terms of this Agreement, has had an opportunity to consult with an attorney or other representative of Employee’s own choosing regarding this Agreement, understands the terms of this Agreement, and is entering this agreement of Employee’s own free will.

10. Complete Agreement, Modification. This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Employee.

11. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

12. Assignability. This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Employee. The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

13. Survival. This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and of Employee’s employment.

14. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BRIACELL THERAPEUTICS CORP.		MARKUS LACHER, PH.D.

Per:		Per:
	Joseph Wagner, President & CEO		Markus Lacher
I have authority to bind the Company

EXHIBIT A

California Labor Code Section 2870

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

PRIOR MATTERS

Employee is the Founder/CEO and President of T cell Therapeutics, Inc, and is the sole inventor named on PCT/US14/33068 summarized below, the currently pending PCT patent application assigned to T cell Therapeutics, Inc.:

COMPOSITIONS AND METHODS FOR PREVENTING AND TREATING PROSTATE CANCER

International Application Number: PCT/US 14/33068

Filed: April 4, 2014 (priority date: April 5, 2013)

BACKGROUND OF THE INVENTION

With an estimated lifetime risk of 15.33%, approximately 1 in 7 men were expected to be diagnosed with prostate cancer (PCa) (American Cancer Society, 2014). Fortunately, PCa progression is usually slow and the prognosis generally favorable when a suitable treatment is initiated early and the tumor is confined to prostate-tissue. On the other hand, for patients who are not cured after an effective primary intervention such as radical prostatectomy, androgen- deprivation therapy (ADT) may control the tumor burden for years, but frequently, castrate- resistant and eventually metastatic prostate cancer emerge. Prostate cancer claims tens of thousands of lives in the US each year.

For patients with castrate-resistant prostate cancer with detectable metastatic disease, standard of care treatment (chemotherapy with docetaxel and prednisone in combination) prolongs survival but is not curative (Adamo et al., Front Endocrinol (Lausanne), 3:Article 73,2012; Saad and Hotte, Can Urol Assoc J, 4(6):380-384, 2010). Underlying reasons may be related to the mechanism of action of docetaxel, a microtubule stabilizer, which preferentially kills rapidly proliferating cells but likely spares slow cycling cancer cells. Among the latter cells may be cancer stem cells, which are proposed to give rise to the majority of the malignant cells within a tumor and appear to be particularly resistant to therapy (Kong et al., Cancers (Basel), 3(1):716- 729, 2011; Lang et al., J Pathol, 217(2):299-306, 2009). Thus, there is a need in the art for improved treatment and prevention strategies for prostate cancer. The present invention addresses this need and others.

BRIEF SUMMARY OF THE INVENTION

In a first aspect, the present invention provides a bispecific binding reagent that simultaneously binds to an immune cell and a prostate cancer cell, wherein the bispecific binding reagent comprises a polypeptide molecule having a first domain that binds to an antigen expressed by the immune cell and a second domain that binds to an antigen expressed by the prostate cancer cell. In some embodiments of the first aspect, the immune cell is selected from the group consisting of a T cell, a Natural Killer (NK) cell, and a Natural Killer T (NKT) cell. In some embodiments of the first aspect, the prostate cancer cell is selected from the group consisting of a metastatic prostate cancer cell and a castration-resistant prostate cancer cell. In some embodiments of the first aspect, the second domain binds to an antigen expressed on the surface of the prostate cancer cell.

Intellectual property on algorithms for identification/prediction of artificial CDRs interacting with custom antigens - Development of Bioinformatics Software

Employee has been developing bioinformatics software for analyzing nucleic acid and protein sequences. Currently, he is working on a program aimed at predicting complementarity- determining regions (CDRs) of T cell receptors binding to Major Histocompatibilty Complex (MHC)-bound peptides. Algorithms used in this software may directly or indirectly also be useful in identifying CDRs of antibodies.